Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Vinco Ventures, Inc. on Form S-8 of our report dated April 15, 2021, with respect to our audits of the consolidated financial statements of Vinco Ventures, Inc. (formerly known as Edison Nation, Inc.) as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 appearing in the Annual Report on Form 10-K of Vinco Ventures, Inc. for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

/s/ Marcum llp

Marcum llp

New York, NY

October 18, 2021